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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 15, 1999
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                                  Advanta Corp.
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             (Exact name of registrant as specified in its charter)





         Delaware                        0-14120                23-1462070
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(State or other jurisdiction         (Commission File        (IRS Employer
of incorporation)                    Number)                 Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA               19477
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    (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code: (215) 657-4000
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Item 5.           Other Events

On September 15, 1999 Advanta Corp. (the "Company" or "Advanta") announced that following the close of trading today, Depositary Shares issued in respect of its 6.75% Convertible Class B Preferred Stock, Series 1995 (the "Preferred Stock") will automatically convert into shares of the Company's Class B Common Stock. There are a total of approximately 1.4 million Depositary Shares currently outstanding, each representing an interest of one-hundredth of a share of the Preferred Stock. Each Depositary Share issued in respect of the Preferred Stock, which is traded under the symbol ADVNZ, will be exchanged for one share of the Company's Class B Common Stock, which is traded under the symbol ADVNB. The last quarterly dividend payment on the Preferred Stock will be paid today, after which dividends on the Preferred Stock will cease to accumulate. This conversion of the Preferred Stock will not adversely affect the Company's 1999 basic or diluted earnings per share.

Advanta is a highly focused financial services company with over 2,400 employees, approximately $12.4 billion in managed assets and approximately $9.4 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

Any statements contained in this Current Report on Form 8-K that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. Risks that may affect future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

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Form 8-K                            Advanta Corp.
September 15, 1999



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               Advanta Corp.


                               By:  /s/ Elizabeth H. Mai
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                                        Elizabeth H. Mai, Senior Vice President,
                                        Secretary and General Counsel




September 15, 1999